EXHIBIT 11.1

CONSENT OF INDEPENDENT ACCOUNTANTS

TerraCycle US, Inc.

Trenton, New Jersey

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A of our report of independent accountants dated August 7, 2017, relating to the consolidated balance sheet of TerraCycle US, LLC as of December 31, 2015, and of the related consolidated statements of operations and member’s equity and cash flows for the year then ended.

/s/ Keiter

August 29, 2017

Glen Allen, Virginia